   As filed with the Securities and Exchange Commission on January 28, 1999.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          ___________________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ___________________________

                               SAUL CENTERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Maryland                                                     52-1833074
(State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation or Organization)                        Identification No.)

                            8401 Connecticut Avenue
                          Chevy Chase, Maryland 20815
                                 (301) 986-6000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Henry Ravenel
                               Saul Centers, Inc.
                            8401 Connecticut Avenue
                          Chevy Chase, Maryland 20815
                    (Name and Address of Agent for Service)
                                 (301) 986-6207
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:
                           Thomas H. McCormick, Esq.
                        Shaw Pittman Potts & Trowbridge
                              2300 N Street, N.W.
                            Washington, D.C.  20037

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, check the following box. [X]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


                                                       Proposed Maximum            Proposed Maximum
Title of Securities    Amount to be Registered     Aggregate Price Per Unit    Aggregate Offering Price         Amount of
  to be Registered              (1)(3)                       (2)                          (2)              Registration Fee (3)
--------------------  --------------------------  --------------------------  ---------------------------  --------------------
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01            1,000,000                      $15.00                  $15,000,000                $4,170.00
 par value per share
------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of high and low reported sales price on January 26, 1999 on the New York Stock Exchange.

(3) Does not include 96,907 shares of Common Stock, $.01 par value per share, previously registered under Registration Statement No. 33-80291. A registration fee of $ 455.46 was previously paid with respect to such amount.


     Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the Prospectus included herein also relates to Registration Statement No. 33-80291.

             INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

     This registration statement relates to the registration of additional shares of the same class as other securities for which a registration statement filed on this form relating to the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan is effective (No. 33-80291). The contents of registration statement No. 33-80921 are hereby incorporated by reference.

                                   PROSPECTUS



                               SAUL CENTERS, INC.

                            8401 Connecticut Avenue

                          Chevy Chase, Maryland 20815

                                 (301) 986-6207

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                        1,000,000 Shares of Common Stock

                            $.01 Par Value Per Share



                                 HOW TO ENROLL

 . If you are a stockholder of Saul Centers, Inc. or a holder of limited partnership interests in Saul Holdings Limited Partnership and you wish to enroll in the Company's Dividend Reinvestment and Stock Purchase Plan, then you should fill out the enrollment form accompanying this Prospectus.

 . For more details, see pages 10 through 12 of this Prospectus.


                             HIGHLIGHTS OF THE PLAN

 . Any holder of record of common stock of the Company (Common Stock), or holder of limited partnership interests in our operating partnership may elect to participate in the Plan.

 . The Plan provides a simple and convenient method for dividends and partnership distributions to be automatically invested to purchase shares of Common Stock.

 . The purchase price of each share of Common Stock will be 97% of the closing price of Common Stock on the New York Stock Exchange. (See the response to question 13 - "What is the price of Common Stock that will be purchased for a participant?" on page 11).

 . You may automatically reinvest all or a portion of your cash dividends or partnership distributions to purchase shares of Common Stock.

 . All cash dividends paid on the whole or fractional shares of Common Stock obtained under the Plan will be reinvested automatically to purchase shares of Common Stock.

    Please retain this Prospectus for future reference.

    Carefully consider the Risk Factors beginning on page 2 of this Prospectus.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is January __, 1999.

                                  THE COMPANY


     Saul Centers, Inc., or the Company, is incorporated under the laws of Maryland and conducts all of its activities through subsidiaries and limited partnerships of which the Company or one of its subsidiaries is the sole general partner. Our primary business is the ownership, operation, management, leasing, acquisition, development and financing of community and neighborhood shopping centers and, to a limited extent, other commercial properties, primarily in the Mid-Atlantic region. As of December 31, 1998, these properties included 31 operating shopping centers and three primarily office buildings. For further information about the operation of these properties and the Company, see our most recent annual report and quarterly reports, incorporated by reference elsewhere in this prospectus. We have elected to be taxed as a real estate investment trust, or a REIT, for federal income tax purposes commencing with its taxable period ended December 31, 1993, and we intend to continue operating so as to qualify as a REIT.


                                  RISK FACTORS


General Real Estate Investment Risks

     General. Investments in our Company will be subject to the risks incident to the ownership and operation of commercial real estate. These include the risks normally associated with changes in general or local market conditions, competition for tenants, changes in market rental rates, inability to collect rent due to bankruptcy or insolvency of tenants or otherwise, and the need to periodically renovate, repair and release space and to pay the related costs.

     Lease Expiration and Re-Lease of Space. We will be subject to the risks that, upon expiration, leases for space in our properties not be renewed, the space may not be re-leased or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Our operating cash flow would decrease if we were unable to promptly re-lease all or a substantial portion of this space, if the rental rates upon such re-lease were significantly lower than expected, or if reserves for costs of re-leasing prove inadequate.

     Dependence on Major Tenants. Giant Food leases 9.8 percent of the aggregate gross leasable area of our shopping center properties, and, for the year ended December 31, 1997, accounted for approximately 9.2 percent of the aggregate base and percentage rent from our shopping center properties (approximately 6.3 percent of the aggregate annual rental revenues from our properties as a whole). In addition, for the year ended December 31, 1997, the General Services Administration ("GSA") accounted for approximately 10.5% of the aggregate annual rental revenues from our properties, as a whole, primarily from office properties. The success of our properties depends, to a substantial degree, upon the success of their anchors and the default or financial distress of Giant Food, GSA, or any other anchor could cause substantial property vacancies, which would reduce our operating cash flow until such properties are re-leased.

     Changes in Laws. Costs resulting from changes in real estate taxes generally may be passed through to tenants and, to such extent, will not affect us. Increases in income, service or transfer taxes, however, generally are not passed through to tenants under our portfolio's leases and may adversely affect our operating cash flow and our ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our operating cash flow and our ability to make distributions to stockholders.

     Investments in Mortgages. Although we currently have no plans to invest in mortgages, we may, in the future, do so. If we were to invest in mortgages, we would be subject to the risks of such investment, which include the risk that borrowers may not be able to make debt service or principal payments when due, that the value of mortgaged property may be less than the amount owed, and that interest rates payable on the mortgages may be lower than our cost of funds.
Our operating cash flow and our ability to make distributions to our stockholders could be adversely affected if we invest in mortgages and any of the above occurs.

     Risks of Real Estate Development. We intend to engage in selective property development. We have engaged limited material new property development activity during the last five years, although we have engaged in extensive renovation and redevlopment of many of our shopping centers. Real estate development generally involves significant risks in addition to those involved in the ownership and operation of established properties, including the risks that financing may not be available on favorable terms, that construction may not be completed on schedule, resulting in increased debt service expense and construction costs, that long-term financing may not be available on completion of construction, and that properties may not be leased on profitable terms. Our operating cash flow and our ability to make distributions to stockholders could be adversely affected if we engage in real estate development, and if any of the above occurs.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any required remediation or removal of such substances may be substantial and the owner's liability as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property and/or the aggregate assets of the owner. The presence of, or the failure to properly remediate, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. We have not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of our portfolio properties and we are not aware of any other environmental condition with respect to any of our portfolio properties that management believes would have a material adverse effect on our business, assets or results of operations. However, management is aware of the presence of minor amounts of asbestos containing materials at many of our portfolio properties that management believes generally are in good condition and do not currently constitute a hazard. The presence of such asbestos containing materials is in compliance with current law. We do not believe that these conditions involving asbestos containing materials, in the aggregate, are material. A substantial proportion of our portfolio properties have been subjected to environmental assessments within the last five years. The updates of the environmental assessments describe the procedures performed and present the findings and recommendations, if any, resulting therefrom. None of these environmental assessments or updates has revealed any environmental liability that our management believes would have a material adverse effect on our business, assets or results of operations, nor is management aware of any such liability. No assurance, however, can be given that these reports reveal all potential environmental liabilities, that no environmental liabilities may have developed since such environmental assessments were prepared, and that no prior owner created any material environmental condition not known to us or the independent consultant preparing such assessments or that future uses or conditions, including, without limitation, changes in applicable environmental laws and regulations.

     Uninsured Losses. We currently carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our portfolio properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses, as from wars or earthquakes, that may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our capital invested in, and anticipated profits from, any affected portfolio property.

Taxation of Saul Centers

     Failure to Qualify as a REIT. We intend to operate so as to maintain qualification as a REIT under the Internal Revenue Code, or the Code. A REIT generally is not subject to federal income tax, provided it makes certain distributions to its stockholders and meets certain organizational and other requirements. Although we currently qualify as a REIT under the Code, no assurance can be given that we will so qualify or that we will continue to qualify in the future. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws or their application with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     If we fail to qualify as a REIT, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from the failure to so qualify would significantly reduce funds available for distribution to our stockholders.

     Other Tax Liabilities. Even if we qualify as a REIT for federal income tax purposes, we will be subject to certain federal, state and local taxes.

No Limitation on Debt

     We currently have a general policy of limiting our borrowings to 50 percent of asset value, i.e., the value of our portfolio, as determined by our board of directors (the Board of Directors) by reference to the aggregate annualized cash flow from our portfolio. Our organizational documents contain no limitation on the amount or percentage of indebtedness which we may incur. Therefore, the Board of Directors could alter or eliminate the current limitation on borrowing at any time. If our debt capitalization policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our operating cash flow and our ability to make expected distributions to stockholders, and in an increased risk of default on our obligations.

     We have established our debt capitalization policy relative to asset value, which is computed by reference to the aggregate annualized cash flow from the properties in our portfolio rather than relative to book value, a ratio that is frequently employed. We have used a measure tied to cash flow because we believe that the book value of our portfolio properties, which is the depreciated historical cost of the properties, does not accurately reflect our ability to borrow and to meet debt service requirements. Asset value, however, is somewhat more variable than book value, and may not at all times reflect the fair market value of the underlying properties. Although we will consider factors other than asset value in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and our ability as a whole to generate cash flow to cover expected debt service), there can be no assurance that the ratio of debt to asset value, or to any other measure of asset value, will be consistent with the expected level of distributions to stockholders.

Possible Conflicts of Interest

     Relationship with The Saul Organization. We will acquire, develop, own and manage shopping center properties and will own and manage other commercial properties, and, subject to certain exclusivity agreements and rights of first refusal with the Company, The Saul Organization (comprised of the B.F. Saul Real Estate Investment Trust, the B.F. Saul Company, Chevy Chase Bank, F.S.B., and other affiliated entities), will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties. Therefore, conflicts could develop in the allocation of acquisition and development opportunities with respect to commercial properties other than shopping centers and with respect to development sites, as well as potential tenants and other matters, between us and The Saul Organization. The agreement relating to exclusivity and the right of first refusal between us and The Saul Organization (known as the Exclusivity Agreement and Right of First Refusal) generally require The Saul Organization to conduct its shopping center business exclusively through us and to grant us a right of first refusal to purchase commercial properties and development sites that become available to The Saul Organization. The Saul Organization has granted the right of first refusal to us, acting through our independent Directors, in order to minimize potential conflicts with respect to commercial properties and development sites. We and The Saul Organization have entered into the Exclusivity Agreement in order to eliminate conflicts with respect to shopping centers. We do not intend to purchase any additional properties from Chevy Chase Bank, except to the extent that such purchases may arise pursuant to the Exclusivity Agreement and Right of First Refusal.

     In addition, conflicts may arise between us and The Saul Organization in enforcement of the agreements, including those relating to the transfer of portfolio properties from The Saul Organization to us and to the transfer of related management functions, being entered into in connection with the formation and of the leases between us and Chevy Chase Bank. In order to minimize these conflicts, matters and actions relating to these agreements and leases will be considered and approved by the independent Directors.

     Reliance on Senior Executives and Conflicts as to Management Time. Our success will be largely dependent upon the efforts of a small number of senior executives, including B. Francis Saul II. The loss of the services of one or more of these key executives could have a materially adverse effect on the Company. The Saul Organization will continue to engage in commercial real estate activities. Three of our officers, one of whom is Mr. Saul, also are affiliated with The Saul Organization and conflicts may develop as to the allocation of their management time.

     Conflicts Based on Individual Tax Considerations. The tax basis of members of The Saul Organization in our portfolio properties which were contributed to certain partnerships in our formation was substantially less than the fair market value thereof at the time of their contribution. In the event of our disposition of such properties, a disproportionately large share of the gain for federal income tax purposes would be allocated to members of The Saul Organization. In addition, any future reduction of the level of our debt after the initial reduction, or any release of the guarantees or indemnities with respect thereto by members of The Saul Organization, would cause members of The Saul Organization to be considered, for federal income tax purposes, to have taxable constructive distributions which could be in excess of their bases in their Operating Partnership interests. Consequently, it is in the interests of The Saul Organization that we continue to hold the contributed portfolio properties, that a portion of our debt remain outstanding or be refinanced and that The Saul Organization guarantees and indemnities remain in place, in order to defer the taxable gain to members of The Saul Organization. Therefore, The Saul Organization may seek to cause us to retain the contributed portfolio properties, and to refrain from reducing our debt or releasing The Saul Organization guarantees and indemnities, even when such action may be in the interests of some, or a majority, of our stockholders. In order to minimize these conflicts, decisions as to sales of the portfolio properties, or any refinancing, repayment or release of guarantees and indemnities with respect to our debt, will be made by the independent Directors.

     Ability to Block Certain Actions. Under applicable law and the operating partnership agreement of Saul Holdings Limited Partnership, our operating partnership, consent of the limited partners is required to permit certain actions, including the sale of all or substantially all of the Operating Partnership's assets. Therefore, members of The Saul Organization, through their status as limited partners in the operating partnership, could prevent the taking of any such actions, even if they were in the interests of some, or a majority, of our stockholders.

Influence of Officers, Directors and Significant Stockholders

     Our officers of will include B. Francis Saul II and certain other officers or directors of members of The Saul Organization. Persons associated with The Saul Organization constitute five of the eleven members of our Board of Directors. Thus, these stockholders will be in a position to exercise significant influence over our affairs, which influence might not be consistent with the interests of some, or a majority, of our stockholders.

Limitations on Acquisition and Change in Control

     Our Articles of Incorporation and Bylaws contain a number of provisions, and our Board of Directors has taken certain actions, that could impede a change of our control. These provisions include the following:

     Ownership Limit. Our ownership limits may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors, even if a change in control were in the interest of some, or a majority, of the stockholders.

     Staggered Board. Our Board of Directors has three classes of directors.
The terms of the these classes will expire in 1999, 2000 and 2001, respectively. Directors for each class will be chosen for three-year terms upon the expiration of the current class' term, beginning in 1999. The staggered terms for directors may adversely affect the stockholders' ability to change control of the Company, even if a change in control were in the interest of some, or a majority, of stockholders.

     Preferred Stock. The Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of preferred stock and to establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the interest of some, or a majority, of stockholders.

     Statutory Provisions. Under the Maryland General Corporation Law, unless exempted by action of the board of directors, certain "business combinations" between a Maryland corporation and a stockholder holding 10 percent or more of the corporation's voting securities, an Interested Stockholder, are subject to certain conditions, including approval by a supermajority stockholder vote, and may not occur for a period of five years after the stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these statutory provisions any business combination with a member of The Saul Organization or any person acting in concert therewith. Therefore, a business combination with any person or group other than a member of The Saul Organization or a group including such a member may be impeded or prohibited, even if such a combination may be in the interest of some, or a majority, of our stockholders.

     The Maryland General Corporation Law also provides that so-called "control shares" may be voted only upon approval of two-thirds of the outstanding stock of the corporation excluding the control shares and shares held by affiliates of the corporation. Under certain circumstances, the corporation also may redeem the control shares for cash and, in the event that control shares are permitted to vote, the other stockholders of the corporation are entitled to appraisal rights. The Board of Directors has exempted from these control share provisions acquisitions involving The Saul Organization, directors, officers and our employees and any person approved by the Board of Directors, in its discretion. Therefore, a control share acquisition by any person not exempted by the Board of Directors could be impeded, and the attempt of any such transaction could be discouraged, even if it were in the best interest of some, or a majority, of our stockholders.

Possible Adverse Consequences of Limits on Ownership of Shares

     In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). We generally have restricted beneficial and constructive ownership of more than 5 percent in value of the issued and outstanding equity securities by any single stockholder with the exception of members of The Saul Organization.

The Board of Directors may waive the ownership limit if it is satisfied, based upon the advice of tax counsel, that ownership in excess of this limit will not jeopardize our status as a REIT. A purported transfer of shares to a person who, as a result of the transfer, would violate the ownership limit will be void. Shares acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the average closing price of the Common Stock for the ten trading days preceding redemption.

Changes in Policies

     Our major policies, including our policies with respect to acquisitions, financing, debt capitalization and distributions, have been determined by the Board of Directors. Although it has no present intention to do so, the Board of Directors may alter or revise these and other policies from time to time without a vote of the stockholders. We cannot, however, change our policy of seeking to maintain our qualification as a REIT without the approval of stockholders. Accordingly, stockholders will have no control over changes in our policies other than our policy of maintaining our qualification as a REIT.


                              DESCRIPTION OF PLAN


     The Dividend Reinvestment and Stock Purchase Plan, or the Plan, of the Company provides holders of record of the Company's Common Stock and the holders of limited partnership interest in Saul Holdings Limited Partnership (a Partnership Interest), the Maryland limited partnership of which the Company is the general partner and through which the Company operates substantially all of its assets and derives substantially all of its revenue, with a simple and convenient method of investing in additional shares of Common Stock at a 3% discount from market price without payment of any brokerage commission, service charges or other expenses.

     Participants in the Plan may have cash dividends on some or all of the Common Stock owned by them automatically invested in additional shares of Common Stock, and some or all of the cash distributions received on a Partnership Interest automatically invested in shares of Common Stock.

     Under the Plan, First Chicago Trust Company of New York, or any successor bank, trust company or other entity as may from time to time be designated by the Company (the "Agent"), will buy newly issued Common Stock from the Company. The purchase price of Common Stock will be 97% of the closing price on the New York Stock Exchange (Consolidated Tape Transactions) for the Common Stock on the investment date. The investment dates will coincide with the dividend payment date on the Common Stock (each an "Investment Date"). The Company will receive the proceeds of the sale of newly issued Common Stock

     The following questions and answers constitute the Plan of the Company.

Purpose and Advantages

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of record of the Company's Common Stock ("Shareholders") and holders of record of a Partnership Interest ("Limited Partners") with a simple and convenient method of investing in shares of Common Stock at a 3% discount from market price without payment of any brokerage commission, service charges or other expenses.


2. How may eligible Shareholders and Limited Partners purchase Common Stock under the Plan?

     Holders of record of Common Stock may have all of the cash dividends on all or part of their Common Stock automatically reinvested in additional shares of Common Stock . Holders of record of a Partnership Interest may have all of the cash distributions on all or part of their Partnership Interest automatically invested in shares of Common Stock.


3.   What are the advantages of the Plan?

     Participants in the Plan may reinvest all or a portion of their cash dividends and partnership distributions in shares of Common Stock at a discount of 3% from the closing price of the shares on the Investment Date, as more fully explained in the answer to Question 13. In addition, participants in the Plan are not required to pay brokerage commissions or other expenses in connection
with the purchase of shares of Common Stock under the Plan.    The Plan permits
fractional and whole shares of Common Stock to be purchased with the dividends and partnership distributions, and dividends on all whole or fractional shares of Common Stock credited to participants' accounts are automatically reinvested in additional whole or fractional shares of Common Stock. Participants also avoid the necessity of safekeeping certificates representing the shares of Common Stock credited to their accounts, and have increased protection against loss, theft or destruction of such certificates. Furthermore, underlying certificates of shares of Common Stock may be deposited for safekeeping as more fully explained in the answer to Question 18. A regular statement for each account will provide a participant with a record of each transaction.

Administration


4.   Who administers the Plan?

     First Chicago Trust Company of New York, as Agent for the participants, administers the Plan, keeps records, sends statements of account to participants and performs other duties relating to the Plan. All costs of administering the Plan are paid by the Company. Common Stock purchased under the Plan is issued in the name of the Agent or its nominee, as Agent for the participants in the Plan. As record holder of the Common Stock held in participants' accounts under the Plan, the Agent will receive dividends on all Common Stock held by it on the dividend record date, will credit such dividends to the participants' accounts on the basis of whole and fractional shares of Common Stock held in these accounts, and will automatically reinvest such dividends in additional Common Stock. The Agent makes all purchases of Common Stock under the Plan.

     The following address may be used to obtain information about the Plan:



               First Chicago Trust Company of New York
               Attention: Dividend Reinvestment Department
               P.O. Box 2598
               Jersey City, New Jersey  07303-2598


     If you are already a participant, be sure to include your account number(s) in any correspondence.

Eligibility


5.   Who is Eligible to become a participant?

     Any holder of record of Common Stock and any holder of record of a Partnership Interest is eligible to become a participant in the Plan. If a beneficial owner has Common Stock registered in a name other than his or her own, such as that of a broker, bank nominee or trustee, the beneficial owner may be able to arrange for that entity to participate in the Plan on behalf of the beneficial owner. Shareholders should consult directly with the entity holding their Common Stock to determine if they can enroll in the Plan. If not, the Shareholder should request his or her bank, broker or trustee to transfer some or all of his or her Common Stock into the beneficial owner's own name in order to participate in the Plan. Shareholders who are citizens or residents of a country other than the United States, its territories and possessions, should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration, and foreign investments.

Participation by Shareholders and Limited Partners

6.   How does an eligible Shareholder or Limited Partner become a participant?

     A holder of record of either Common Stock or a Partnership Interest, or both, may elect to become a participant in the Plan at any time. If you wish to become a participant, all you need to do is complete the enclosed Authorization Form and mail it to First Chicago Trust Company of New York (see Question 4 for address). If the Common Stock or a Partnership Interest, as the case may be, is registered in more than one name (e.g. joint tenants, trustees, etc.), all registered holders must sign the Authorization Form. Authorization Forms may be obtained at any time by writing to the Agent.


7.   What does the Authorization Form provide?

     By signing an Authorization Form, a Shareholder or Limited Partner may become a participant, and by checking the appropriate boxes on the Authorization Form the Shareholder or Limited Partner may choose among the following investment options for that account:

     For a Shareholder:

     -- To reinvest automatically all of the cash dividends on all shares of Common Stock registered in the participant's name in shares of Common Stock; or

     -- To reinvest automatically all of the cash dividends on some of the shares of Common Stock registered in the participant's name in shares of Common Stock.

     For a Limited Partner:

     -- To invest automatically all of the cash distributions on the Partnership Interest registered in the participant's name in shares of Common Stock; or

     -- To invest automatically some of the cash distributions on the Partnership Interest registered in the participant's name in shares of Common Stock.

     A participant may change his or her election by completing and signing a new Authorization Form and returning it to the Agent. (See Question 4 for the Agent's address.) Any change of election concerning the reinvestment of dividends or partnership distributions must be received by the Agent at least three business days prior to the record date for a dividend payment date (see Question 8) in order for the change to become effective with that payment. If a participant selects one or both options in Step # 1 of the Authorization Form but does not make a corresponding selection in Step # 2 or # 3, as applicable, the participant will be deemed to have selected to reinvest all cash dividends on all shares of Common Stock or to invest all cash distributions on a Partnership Interest, as the case may be, registered in the participant's name in shares of Common Stock. A participant that holds both Common Stock and a Partnership Interest may make different elections with respect to each; if, however, an Authorization Form is returned without any option selected in Steps # 1, 2, or 3, then no dividends or partnership distributions will be used to purchase shares of Common Stock.

     Regardless of which method of participation is selected, all cash dividends paid on whole or fractional shares of Common Stock credited to a participant's Plan account will be reinvested automatically.


8.   When may an eligible Shareholder or Limited Partner join the Plan?

     The Plan became effective December 8, 1995. The Plan applies to cash dividends paid and partnership distributions of cash made after December 8, 1995. An eligible Shareholder or Limited Partner may sign and return an Authorization Form to join the Plan at any time.

     If the properly completed Authorization Form specifying "Full Dividend Reinvestment" or "Full Distribution Investment", as the case may be, or "Partial Dividend Reinvestment" or "Partial Distribution Investment", as the case may be, is received by the Agent at least three business days prior to the record date established for a particular distribution, reinvestment will begin with that payment or distribution. If the Authorization Form is received less than three business days prior to the record date established for a particular payment, that dividend or partnership distribution will be paid in cash, and participation in the Plan for the reinvestment of dividends or investment of partnership distributions, as the case may be, will not commence until the next dividend payment. The dividend record date normally precedes the payment of dividends by approximately two to four weeks.


9. May I reinvest less than the full amount of my dividends or partnership distributions?

     By selecting the "Partial Dividend Reinvestment" or "Partial Distribution Investment" option, as the case may be, on your Authorization Form, you may direct the Agent to reinvest the dividends attributable to a lesser number of shares of Common Stock than the full number of shares you hold, or to invest a lesser amount of the cash distributions attributable to a Partnership Interest than the full amount attributable to the Partnership Interest you hold. Cash distributions will continue to be paid to you on the remaining shares of Common Stock or on the remaining distribution attributable to your Partnership Interest, as the case may be.


10. How and when can a participant change the amount of dividends to be reinvested or partnership distributions to be invested?

     A participant may change the dividend reinvestment or partnership distribution investment option at any time by submitting a newly executed Authorization Form to the Agent. (See Question 7.) Any change in the number of shares of Common Stock or the amount of cash distributions in respect of a Partnership Interest with respect to which the Agent is authorized to reinvest cash dividends or partnership distributions must be received by the Agent at least three business days prior to the record date for a dividend payment to permit the new amount to apply to that payment or distribution.

Purchases

11.  What is the source of the Common Stock purchased under the Plan?

     Common Stock purchased for a participant's account under the Plan will be purchased by the Agent from the Company out of its authorized but unissued shares or treasury shares.


12.  When will Common Stock be purchased for participants' accounts?

     Purchases from the Company of authorized but unissued Common Stock will be made on the Investment Date; Shareholders and Limited Partners participating in the Plan will be deemed to have invested as of the Investment Date.

13. What is the price of the Common Stock that will be purchased for a participant?

     The purchase price of the shares of Common Stock purchased from the Company as of any Investment Date will be 97% of the closing price of Common Stock on the New York Stock Exchange (Consolidated Tape Transactions) on the Investment Date. If no trading in the Common Stock occurs on the New York Stock Exchange on the relevant Investment Date, the purchase price of such Common Stock will be determined by the Board of Directors of the Company on the basis of such market quotations as it deems appropriate.


14.  How many shares of Common Stock will be purchased for a participant?

     The number of shares of Common Stock to be purchased for a participant's account as of any Investment Date will be equal to the total dollar amount to be invested for the participant divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount to be invested as of any Investment Date will be the sum of (a) the cash dividends or partnership distributions on all or a part of the Common Stock or Partnership Interest registered in the participant's own name, according to the option chosen by the participant (see Question 7), and (b) the dividends on all Common Stock (including fractional shares) previously credited to the participant's Plan account.

     The amount to be invested will be reduced by any amount the Company is required to deduct for federal tax withholding purposes. (See Question 33.)

Reports to Participants

15.  What reports are sent to participants in the Plan?

     After an investment is made under the Plan for a participant's account, whether by reinvestment of dividends or by investments of partnership distributions, the participant will be sent a statement which will provide a record of the cost of the Common Stock purchased for that account, the number of shares of Common Stock purchased, the date on which the Common Stock was credited to the participant's account and the total number of shares of Common Stock in that account. In addition, each Shareholder will be sent income tax information for reporting dividends paid.

Stock Certificates

16. Are certificates issued to participants for Common Stock purchased under the Plan?

     Common Stock purchased under the Plan is registered in the name of the Agent or its nominee as agent for the participants in the Plan.


     A certificate for any number of whole shares of Common Stock credited to a participant's Plan account will be issued to the participant upon written request to the Agent. Such requests will be handled by the Agent at no charge to the participant normally within two weeks. Any remaining whole shares of Common Stock and any fractional shares of Common Stock will continue to be credited to the participant's account.

     Common Stock which is purchased for and credited to the account of a participant under the Plan may not be pledged, sold or otherwise transferred. A participant who wishes to pledge or transfer such Common Stock must request that a certificate for such shares of Common Stock first be issued in the participant's name.


17. What is the effect on a participant's Plan account if a participant requests a certificate for whole shares of Common Stock held in the account?


     If a participant maintains an account for reinvestment of dividends, all dividends on the shares of Common Stock for which a certificate is requested will continue to be reinvested under the Plan until the participant files a new Authorization Form changing the participant's investment election.


18. May Common Stock held in certificate form be deposited in a participant's Plan account?

     Yes, whether or not the participant has previously authorized reinvestment of dividends. All dividends on any Common Stock evidenced by certificates deposited in accordance with the Plan will automatically be reinvested. The participant should contact the Agent (see Question 4) for the proper procedure to deposit certificates.

Withdrawal from the Plan


19.  May a participant withdraw from the Plan?

     Yes, by providing written notice to the Agent to terminate the account.


20.  What happens when a participant terminates an account?

     If a participant's notice of termination is received by the Agent at least three business days prior to the record date for the next dividend payment date, reinvestment of dividends or the investment of partnership distributions, as the case may be, will cease as of the date notice of termination is received by the Agent. If the notice of termination is received later than three business days prior to the record date for a dividend payment date, the termination will not become effective until after the investment of any dividends or partnership distributions to be invested as of that dividend payment date. When terminating an account, the participant may request that a stock certificate be issued for all whole shares of Common Stock held in the account. As soon as practicable after notice of termination is received, the Agent will send to the participant
(a) a certificate for all whole shares of Common Stock held in the account and
(b) a check representing any uninvested optional cash payments remaining in the account and the value of any fractional share of Common Stock held in the account. After an account is terminated, all dividends for the terminated account will be paid to the participant unless the participant re-elects to participate in the Plan.

     When terminating an account, the participant may request that all shares of Common Stock, both full and fractional, certified to the Plan account be sold or that certain of the Common Stock shares be sold and a certificate be issued for the remaining Common Stock. The Agent will remit to the participant the proceeds of any sale. (See Question 22.)

21. When may a Shareholder or Limited Partner re-elect to participate in the Plan?

     Generally, a Shareholder of record or a Limited Partner of record may re-elect to participate at any time. However, the Agent reserves the right to reject any Authorization Form on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term Shareholder and Limited Partner investment service.

Sale of Common Stock


22.  May a participant request that Common Stock held in a Plan account be sold?

     Yes, a participant may request that all or any part of the Common Stock held in a Plan account be sold either when an account is being terminated (see Question 20) or without terminating the account. However, a fractional share of Common Stock will not be sold unless all whole shares of Common Stocks held in the account are sold. If all shares of Common Stock (including any fractional share) held in a Plan account are sold, the account will automatically be terminated, and the participant will have to complete and file a new Authorization Form (see Questions 6 through 8) in order to participate again in the Plan.

     Within seven days after receipt of a participant's written request to sell Common Stock held in a Plan account, the Agent will place a sell order through a broker or dealer designated by the Agent. The participant will receive the proceeds of the same less any brokerage commission, transfer tax or other fees incurred by the Agent allocable to the sale of such Common Stock.


23. What happens when a participant sells or transfers all the Shares of Common Stock registered in the participant's name or the entire Partnership Interest registered in the participant's name?

     The individual's participation in the Plan with respect to such holdings is terminated.

Other Information

24. What happens if the Company issues a stock dividend or declares a stock split?

     In the event of a stock split or a stock dividend payable in Common Stock, the Agent will receive and credit to the participant's Plan account the applicable number of whole and/or fractional shares of Common Stock based both on the number of shares of Common Stock held in the participant's Plan account and, with respect to shareholders participating in the Plan, the number of shares of Common Stock registered in the participant's own name as of the record date for the stock dividend or split.


25.  What happens if the Company has a rights offering?

     If the Company has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Common Stock, the rights attributable to whole shares of Common Stock held in a participant's Plan account will be transferred to the participant as promptly as practicable after the rights are issued. Rights attributable to fractional shares of Common Stock will be reinvested in Common Stock.

26.  How is a participant's Common Stock voted at shareholder meetings?

     Participants will receive proxy materials from the Company for Common Stock registered in the Agent's name under the Plan in the same manner as Common Stock registered in a participant's own name, if any. Common Stock credited to a participant's Plan account may also be voted in person at the meeting.


27. What happens if reinvestment of a participant's distributions would cause the participant to exceed the ownership limit set forth in the Company's charter?

     The Company's Charter places certain restrictions upon the ownership, directly or constructively, of the Common Stock, including the limitation of the beneficial ownership of the Common Stock by any one person (including attribution) to 5% of the outstanding shares of Common Stock (the "Ownership Limit"). Any Shareholder or Limited Partner who believes that their participation in this Plan might cause them to exceed the Ownership Limit should contact Company counsel before participating in this Plan.


28.  What is the responsibility of the Company and the Agent under the Plan?

     The Company and the Agent, in administering the Plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant's account upon such participant's death prior to receipt by the Agent of notice in writing of such death, (b) with respect to the prices and times at which Common Stock is purchased or sold for a participant, or (c) with respect to any fluctuation in market value before or after any purchase or sale of Common Stock.

     All notices from the Agent to a participant will be addressed to the participant's last known address. Participants should notify the Agent promptly in writing of any change of address.

     The Agent may resign as administrator of the Plan at any time, in which case the Company will appoint a successor administrator. In addition, the Company may replace the Agent with a successor administrator at any time.

29.  May the Plan be amended, suspended or terminated?

     While the Company expects to continue the Plan indefinitely, the Company may amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the participants.
To the extent practicable, any such amendment, suspension or termination will be announced to participants at least 30 days prior to its effective date.


30.  What happens if the Plan is terminated?

     Each participant will receive (a) a certificate for all whole shares of Common Stock held in the participant's account and (b) a check representing the value of any fractional share of Common Stock held in the participant's account and any uninvested cash dividends or partnership distributions held in the account.

31.  Who interprets and regulates the Plan?

     The Company is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by the Company or the Agent in the good faith exercise of their respective judgments will be binding on participants.


32.  What law governs the Plan?

     The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Maryland.


33.  What are the federal income tax consequences of participation in the Plan?

     Participants should consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, the participant's tax basis and holding period for Common Stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock. The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction. The following is only a brief summary of some of the federal income tax considerations applicable to the Plan.

     A Shareholder participating in the Plan will be treated for federal income tax purposes as having received a dividend equal to the sum of (a) the fair market value of any Common Stock purchased under the Plan (including Common Stock purchased through reinvestment of dividends on shares held in the shareholder's Plan account), and (b) any cash distributions actually received by the Shareholder with respect to their Common Stock not included in the Plan.

     Participation by a Limited Partner in the Plan should not affect the tax consequences of the Limited Partner's ownership of its Partnership Interest.

     The tax basis of Common Stock purchased under the Plan by shareholders will be its fair market value on the Investment Date. The tax basis of Common Stock purchased by Limited Partners through reinvestment of distributions received with respect to their Partnership Interests will be the price at which such stock is purchased from the Company. A participant's holding period for Common Stock purchased under the Plan generally will begin on the date following the date on which the shares of Common Stock are credited to the participant's account.

     In general, any dividend reinvested under the Plan is not subject to Federal income tax withholding. The Company or the Agent may be required, however, to deduct as "backup withholding" thirty-one percent (31%) of all dividends paid to any Shareholder, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Agent may be required to deduct backup withholding from all proceeds from sales of Common Stock held in a Plan account. A participant is subject to backup withholding if: (a) the participant has failed properly to furnish the Company and the Agent with his or her correct tax identification number ("TIN"); (b) the Internal Revenue Service or a broker notifies the Company or the Agent that the TIN furnished by the participant is incorrect; (c) the Internal Revenue Service or a broker notifies the Company or the Agent that backup withholding should be commenced because the participant failed to report properly dividends paid to him or her; or (d) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants who are subject to backup withholding will be reduced by the backup withholding amount.

     A participant may recognize a gain or loss upon receipt of a cash payment for a fractional share of Common Stock credited to a Plan account (see Question
20) or when the Common Stock held in that account is sold at the request of the participant (see Question 22). A gain or loss may also be recognized upon a participant's disposition of Common Stock received from the Plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional shares of Common Stock and the tax basis of the Common Stock. Generally, any gain or loss recognized on the disposition of Common Stock acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

                               SAUL CENTERS, INC.


                           DIVIDEND REINVESTMENT AND

                              STOCK PURCHASE PLAN



                               AUTHORIZATION FORM



     STEP # 1:   If you wish to enroll your stock dividend,  partnership
     --------
distribution, or both in the Plan, you must check one or both of the boxes below and then proceed to Steps 2 and 3, as appropriate. By checking one or both boxes, you also consent to the statement in the paragraph below. If you do not wish to enroll any dividends or distributions in the Plan, do not check either box and discard this Authorization Form.

     [_] Common Stock holders: I hereby enroll in the Plan the dividends on my shares of Common Stock as designated below in Step # 2.

     [_] Partnership Interest holders: I hereby enroll in the Plan the cash distributions on my Partnership Interest as designated below in Step # 3.

     Pursuant to the Dividend Reinvestment and Stock Purchase Plan of Saul Centers, Inc. (the "Plan"), I hereby authorize Saul Centers, Inc. (the "Company") to appoint First Chicago Trust Company of New York as my agent to receive any cash dividends and/or cash partnership distributions that hereafter become payable to me on the shares of Common Stock and/or the Partnership Interest as specifically designated below. I further authorize First Chicago Trust Company of New York to apply such dividends and/or partnership distributions to the purchase of full shares and fractional interests in shares of the Company's Common Stock, as set forth below. Capitalized terms not otherwise defined in this form shall have the same meaning as in the Plan.

     STEP # 2:  If you have elected to enroll your Common Stock, please select
     --------
one of the following boxes:

     [_] Full Dividend Reinvestment. I authorize the automatic investment of all
         --------------------------
the cash dividends on all the shares of Common Stock registered in my name to purchase Common Stock.

     [_] Partial Dividend Reinvestment.  I authorize the automatic investment of
         -----------------------------
all the cash dividends on the following shares of Common Stock registered in my name to purchase Common Stock: Please type or print legibly the Common Stock identification number(s) found on the upper left hand corner of your stock certificate for the shares you wish to enroll in the Plan.

     STEP #3:  If you have elected to enroll your Partnership Interest, please
     -------
select one of the following boxes:


     [_] Full Distribution Investment.  I authorize the automatic investment of
         ----------------------------
all the cash distributions on the Partnership Interest registered in my name to purchase Common Stock.


     [_] Partial Distribution Investment.  I authorize the automatic investment
         -------------------------------
____% of the cash distributions on the Partnership Interest registered in my name to purchase Common Stock.

     I understand that, if I select one or both of the investment options, all cash dividends paid on the whole or fractional shares of Common Stock purchased pursuant to the Plan will be reinvested automatically to purchase additional Common Stock.

     I further understand that the purchases authorized above will be made under the terms and conditions of the Plan and that I may revoke this authorization at any time by notifying First Chicago Trust Company of New York, in writing, of my desire to terminate my participation.



RETURN THIS FORM ONLY IF YOU
WISH TO PARTICIPATE IN THE PLAN

_________________________________________       __________________________________
Please Print Name (s) as Shown on               Signature (s)
Stock Certificate or on Exhibit A to the
Agreement of Limited Partnership of
Saul Holdings Limited Partnership



____________________________________            __________________________________
Address                                         Signature (s)



____________________________________            ________  _________________________

City         State         Zip                  Date      Social Security or
                                                          Tax Identification Number


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copies obtained, at prescribed rates, from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding restraints that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copies obtained at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and exhibits thereto. The registration statement and exhibits thereto may be inspected and copies obtained, at prescribed rates, from the Commission at Room 1204, 450 Fifth Street, N.W., Washington, D.C. 20549.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, filed with the Commission pursuant to the 1934 Act, are incorporated by reference in this Prospectus:

1. The Registration Statement on Form S-3 as filed by Saul Centers, Inc. on December 11, 1995, as amended (Registration Statement No. 33-80291).

2. The Company's Annual Report on form 10-K for the fiscal year ended December 31, 1997.

3. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1998.

4. The description of the Common Stock, par value $0.01, contained in the Company's Registration Statement on Form S-11 (Registration No. 33- 4562) filed pursuant to the Securities Act of 1933 as incorporated by reference in the Company's Registration Statement on Form 8-A filed pursuant to the 1934 Act, including any amendments or reports filed to update the description.

     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and before termination of this offering are incorporated by reference into this Prospectus from the date of filing of those documents.

     Anyone receiving a copy of this Prospectus may obtain, without charge, a copy of any of the documents incorporated by reference, except for the exhibits to the documents. Mail your request to:



                                 Henry Ravenel
                          7200 Wisconsin Avenue, # 903
                           Bethesda, Maryland  20814
                             or call (301) 986-6207


                                USE OF PROCEEDS

     The Company will receive proceeds from the sale of Common Stock purchased by the Agent directly from the Company. The proceeds from the sale of Common Stock offered pursuant to the Plan will be contributed to Saul Holdings Limited Partnership and used for general partnership purposes. The Company has no basis for estimating either the number of shares of Common Stock that will be sold pursuant to the Plan or the prices at which such Common Stock will be sold.


                                    EXPERTS


     The consolidated financial statements and related financial statement schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                 LEGAL MATTERS


     Certain legal matters will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C.


                                INDEMNIFICATION


     As permitted by law, directors and officers of the Company are entitled to indemnification under certain circumstances against liabilities and expenses incurred in connection with legal proceedings in which they become involved as a result of serving as such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

 Dividend Reinvestment and Stock Purchase Plan

              SAUL CENTERS, INC.

            1, 000, 000 Shares

               Common Stock

                PROSPECTUS




No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.




           __________________


             TABLE OF CONTENTS

                                                  Page
                                                 ------
How to Enroll                                       1
Highlights of the Plan                              1
The Company                                         2
Risk Factors                                        2
Description of Plan                                 8
Available Information                              21
Incorporation of Certain
   Documents by Reference                          21
Use of Proceeds                                    22
Experts                                            22
Legal Matters                                      22
Indemnification                                    22


                                    PART II




                     Information Not Required In Prospectus




Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------


                Registration Fee                                                        $ 4,170.00

                Fees and expenses of Transfer Agent and Registrar                        10,000*

                Legal Fees                                                               14,000*

                Printing and Engraving                                                    1,000*

                Miscellaneous                                                             3,830
                                                                                 -----------------
                        Total                                                           $33,000*

          _____________________

          * Estimated



Item 15.  Indemnification.
          ---------------

     The Company is incorporated under the laws of the State of Maryland. As permitted by Maryland law, and as set forth in the Company's Amended and Restated Bylaws incorporated by reference elsewhere in the Registration Statement, a director or officer of the Company is entitled to indemnification by the Company against reasonable expenses, including attorneys' fees, incurred in connection with a civil or criminal proceeding in which such director or officer has been involved, or to which he has been, or is threatened to be, made a party, by reason of being a director or officer. In addition, indemnification may be provided against judgments, fines and amounts paid in settlement in such proceedings. In general, however, indemnification is not available where the director or officer acted in bad faith or personally gained a financial profit or other advantage to which he was not legally entitled. The directors and officers of the Company are covered by insurance policies against certain liabilities which might be incurred by them in such capacities.

Item 16.  Exhibits.
          --------

          3.(i) First Amended and Restated Articles of Incorporation of Saul Centers, Inc. (incorporated herein by reference to Exhibit 3.(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

          3.(ii) Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 (incorporated herein by reference to Exhibit 3.(b) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).


          5      Opinion of Shaw, Pittman, Potts & Trowbridge (filed herewith).

          23.a   Consent of  Arthur Andersen LLP (filed herewith).

          23.b Consent of Shaw, Pittman, Potts & Trowbridge (included in its opinion filed as Exhibit 5 hereto).

          24     Power of Attorney (included on the signature page hereto).



Item 17.  Undertakings.
          ------------

          The undersigned registrant hereby undertakes:


          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;


               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


               provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of l934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each fling of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chevy Chase, state of Maryland, on this 28/th/ day of January, 1999.


                                SAUL CENTERS, INC.,
                                a Maryland corporation
                                (Registrant)

                         By:    /s/ B. Francis Saul II
                                --------------------------
                                B. Francis Saul II
                                Chairman of the Board and
                                Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the date indicated:

Signature                             Title                       Date
-----------------------  -------------------------------  --------------------
/s/ Scott V. Schneider    Senior Vice President, Chief      January 28, 1999
-----------------------   Financial Officer, Treasurer
Scott V. Schneider          and Secretary (Principal
                               Financial Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott V. Schneider and Philip D. Caraci, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any or all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                    Title                       Date
----------------------------  -------------------------------  ----------------

/s/ B. Francis Saul II        Chairman of the Board and        January 28, 1999
----------------------------  Chief Executive Officer
B. Francis Saul II            (Principal Executive Officer)



/s/ Philip D. Caraci          President and Director           January 25, 1999
----------------------------
Philip D. Caraci


/s/ Gilbert M. Grosvenor      Director                         January 22, 1999
----------------------------
Gilbert M. Grosvenor


                              Director
----------------------------
Philip C. Jackson, Jr.


/s/ Paul X. Kelley            Director                         January 25, 1999
----------------------------
General Paul X. Kelley
USMC (Ret.)


                              Director
----------------------------
Charles R. Longsworth


/s/ Patrick F. Noonan         Director                         January 25, 1999
----------------------------
Patrick F. Noonan



/s/ B. Francis Saul III      Director                January 25, 1999
---------------------------
B. Francis Saul III

/s/ Mark Sullivan III        Director                January 21, 1999
---------------------------
Mark Sullivan III


/s/ James W. Symington       Director                January 21, 1999
---------------------------
James W. Symington


/s/ John R. Whitmore         Director                January 25, 1999
---------------------------
John R. Whitmore


                                 EXHIBIT INDEX


Exhibit
Number            Description
-------           -----------
5                 Opinion of Shaw Pittman Potts & Trowbridge (including
                  consent) with respect to legality
23.a              Consent of Arthur Andersen LLP
23.b              Consent of Shaw Pittman Potts & Trowbridge (included in its opinion filed as Exhibit 5 hereto)
24                Power of Attorney (included in signature page)